AIRCRAFT TIME SHARING AGREEMENT THIS AIRCRAFT TIME SHARING AGREEMENT (this "Agreement") is entered into as of October 1, 2026 by and between Danaher Corporation ("Owner"), a Delaware corporation, with principal offices at 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, DC 20037, and Julie Sawyer Montgomery ("Lessee"). BACKGROUND: A. Owner owns or leases and operates certain civil aircraft identified on Exhibit A to this Agreement (collectively, the "Aircraft" and, individually, an "Aircraft"); B. Owner employs fully qualified flight crews to operate the Aircraft; and C. From time to time, Lessee may desire to lease the Aircraft with a flight crew from Owner for Lessee's personal travel at Lessee's discretion on a non-exclusive time-sharing basis as defined in Section 91.501 (c)(1) of the Federal Aviation Regulations ("FAR"). NOW, THEREFORE, Owner and Lessee agree as follows: 1. This Agreement shall govern personal use of the Aircraft by Lessee or by family members or guests of Lessee as and to the extent set forth in such policy or policies as the Board of Directors of Owner, or the Compensation Committee thereof, shall adopt from time to time. Subject to the terms and conditions of this Agreement, Owner agrees to lease, from time to time on a non-exclusive and non-continuous basis, the Aircraft to Lessee for Lessee's personal travel at Lessee's discretion pursuant to the provisions of FAR Sections 91.501 (b)(6), 91.501 (c)(1) and 91.501 (d) and to provide a fully qualified flight crew for all operations for flights scheduled in accordance with the terms of this Agreement during the period commencing on the date of this Agreement and terminating on the earlier of (a) the termination of this Agreement by consent of Owner and Lessee, (b) the date of Lessee's termination of employment with Owner, and (c) the date of Lessee's death. Owner shall have the right to add or substitute aircraft of similar type, quality, and equipment, and to remove aircraft from the fleet, from time to time during the term of this Agreement. Owner shall send Lessee a revised Exhibit A upon each such change in the Aircraft. 2. For each flight conducted under this Agreement, Lessee shall pay Owner no more than the actual, incremental cost to the Owner of such flight but only to the extent authorized by FAR Section 91.501 (d) as in effect from time to time. As of the date of this Agreement, such payment from Lessee to Owner for any specific flight shall not exceed: (a) fuel, oil, lubricants and other additives; (b) travel expenses of the crew, including food, lodging and ground transportation; (c) hangar and tie down costs away from the Aircraft's base of operation; (d) insurance obtained for the specific flight; (e) landing fees, airport taxes and similar assessments; (f) customs, foreign permit and similar fees directly related to the flight; (g) in-flight food and beverages; (h) passenger ground transportation; 1